Exhibit 99.2

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Elects New Director

STAMFORD, CONNECTICUT – April 24, 2017 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced that its Board of Directors has elected Charles G. McClure, Jr. as a Director of Crane Co.
Mr. McClure is Managing Partner of Michigan Capital Advisors, a private equity firm he co-founded in 2014, which invests in Tier 2 and 3 global automotive and transportation suppliers. Prior to founding Michigan Capital Advisors, Mr. McClure served from 2004 to 2013 as Chairman of the Board, CEO and President of Meritor, Inc., a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. From 2001 to 2004 he was CEO, President and member of the Board of Federal Mogul Corp. He currently sits on the Boards of DTE Energy, 3D Systems and Penske Corporation.
R. S. Evans, Chairman of the Board, said: “Chip McClure’s many years of experience in the industrial sphere, his expertise in corporate strategy and manufacturing operations, and his proven leadership skills will make him a valuable addition to our Board of Directors. I am delighted to welcome him to the Board.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

(CR-G)

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